EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Green Thumb Industries Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-236522) on Form S-8 of Green Thumb Industries, Inc. (the “Company”) of our report dated April 15, 2020, relating to the Company’s consolidated financial statements as of and for the year ended December 31, 2019, which report appears in this December 31, 2019 Annual Report on Form 10-K of the Company. We also consent to the incorporation by reference in such Registration Statement of our report dated December 20, 2019 related to the Company’s combined financial statements as of and for the year ended December 31, 2017, which report appears in this December 31, 2019 Annual Report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to changes in accounting method of accounting for leases on January 1, 2019 due to the adoption of Financial Accounting Standard Board’s Accounting Standards Codification 842, Leases. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Macias Gini & O’Connell LLP

Los Angeles, California

April 15, 2020